UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 14, 2009

ENVIRONMENTAL POWER CORPORATION

(Exact name of Company as specified in its charter)

Delaware	001-32393	75-3117389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

120 White Plains Road, 6th Floor, Tarrytown, New York 10591

(Address of principal executive offices, including zip code)

(914) 631-1435

(Company’s telephone number, including area code)

NONE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	OTHER EVENTS

Failure to Make Scheduled Interest Payment on Convertible Notes

Environmental Power Corporation (the “Company”) is party to that certain First Supplemental Trust Indenture, dated as of March 1, 2009 (the “First Supplemental Indenture”), between the Company and Wells Fargo Bank, National Association, as Trustee (the “Note Trustee”) relating to the Company’s 14% Convertible Notes due January 1, 2014 (the “Convertible Notes”). The Company failed to make the semi-annual interest payment in the amount of $560,000 due on the $8,000,000 principal amount of Convertible Notes currently outstanding, which interest payment was due on January 4, 2010. The failure to make this interest payment will become an event of default under the Supplemental Indenture and the Indenture, dated as of March 1, 2009, between the Company and the Note Trustee to which the Supplemental Indenture relates, in the event that such failure is not cured by February 3, 2010 (30 days from the date on which the interest payment became due and payable), and, thereafter, either the Note Trustee or the holders of not less than 25% in aggregate principal amount of the Convertible Notes outstanding may declare the principal of and premium, if any, and all accrued interest on the Convertible Notes immediately due and payable.

Notice of Material Breach under Cooperation Agreement with Xergi

The Company and its subsidiary, Microgy, Inc. (“Microgy”) are party to that certain Cooperation Agreement, dated as of April 23, 2009 (the “Cooperation Agreement”), among the Company and Microgy, on the one hand, and Xergi, A.S. and its subsidiary, Danish Biogas Technology, A.S. (“DBT”), on the other hand.

Pursuant to the terms of the Cooperation Agreement, Microgy was required to make certain payments to DBT in respect of license fees relating to the Swift Grand Island project, which payments have not been made. DBT delivered notice to the Company and Microgy on December 14, 2009 demanding immediate payment of such amounts and stating that, if such payment is not received within 30 days (i.e., by January 13, 2010), it will immediately proceed to exercise its available rights and remedies, including, without limitation, the termination of the Cooperation Agreement and the commencement of proceedings to recover the amounts owed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVIRONMENTAL POWER CORPORATION

By:	/s/ MICHAEL E. THOMAS
Michael E. Thomas
Senior Vice President, Chief Financial Officer and Treasurer

Dated: January 8, 2010

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